The Dreyfus/Laurel Funds, Inc.

- Dreyfus Opportunistic Fixed Income Fund

(formerly, Dreyfus Strategic Income Fund)

Registration No. 811-5202

Sub-Items 77D & 77Q1 (a) and (b)

On July 28 and 29, 2010, the Board of Directors of The Dreyfus/Laurel Funds, Inc. (the “Registrant”) unanimously approved changes to the name, the investment objective and investment strategies of Dreyfus Opportunistic Fixed Income Fund (the “Fund”). Such changes did not require shareholder approval but shareholders were notified at least 60 days prior to the implementation of such changes. A description of these changes appears in the Supplements, dated July 30, 2010, to the Fund’s Prospectus and Statement of Additional information, each dated March 1, 2010, which were filed on July 30, 2010 and are herein incorporated by reference.

The Registrant’s Articles of Amendment are incorporated by reference to Exhibit (A)(33) of Post-Effective Amendment No. 119 to the Registrant's Registration Statement on Form N-1A, filed on December 20, 2010.